Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA MUNOZ
(312) 917-8343
KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Commodity Funds Renew Share Repurchase Program

CHICAGO, March 6, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) and the Nuveen Diversified Commodity Fund (NYSE MKT: CFD) have each renewed their open-market share repurchase programs. Effective immediately, both funds may repurchase an aggregate of up to 10 percent of their outstanding common shares (approximately 1,775,000 and 920,000 shares for CTF and CFD, respectively) in open-market transactions at the discretion of the funds’ manager, Nuveen Commodities Asset Management, LLC.

CTF and CFD initially adopted their share repurchase programs in March 2013 and December 2011, respectively. Since March 2013, CTF repurchased 1,045,000 shares, representing approximately 56 percent of the program’s originally authorized amount. Since December 2011, CFD repurchased 60,100 shares, representing approximately 7 percent of the program’s originally authorized amount.

For more information about the funds, including a more complete description of their investment strategies and risks, please see www.nuveen.com/CommodityInvestments.

An investment in the funds’ shares is subject to investment risk, including the possible loss of the entire amount invested. The funds invest primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on their commodity investments. The funds are commodity pools; they are not mutual funds, closed-end funds, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

This press release is not a solicitation to buy or sell fund shares. The funds do not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. In total, Nuveen Investments managed approximately $215 billion as of September 30, 2013. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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